Exhibit 10.1

EMPLOYEE SUPPLEMENTAL COMPENSATION BENEFITS AGREEMENT

THIS AGREEMENT, made and entered into effective the first day of January 1, 2003, by and between Greater Bay Bancorp, a California banking corporation (hereinafter referred to as the “Employer”), and Byron Scordelis, an individual residing in the State of California (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Employee has been and continues to be a valued employee of the Employer; and

WHEREAS, since May 15, 2001, the Employee has been eligible to participate in an Employee Supplemental Compensation Benefits Plan, which participation is to be reflected in this Agreement;

WHEREAS, the Employee’s experience, knowledge of the affairs of the Employer, reputation, and contacts in the industry are extensive and valuable, and assurance of the Employee’s continued services is important to the future growth and profits of the Employer, such that it is in the best interests of the Employer to arrange terms of continued employment for the Employee that will encourage the Employee to remain in the Employer’s employment during the Employee’s lifetime or until the age of retirement;

ACCORDINGLY, it is the desire of the Employer and the Employee to enter into this Agreement under which the Employer will agree to make certain payments to the Employee at retirement pursuant to this Agreement and to terminate any and all prior agreements and understandings between the Employer and the Employee regarding similar benefits;

FURTHERMORE, it is the intent of the parties hereto that this Agreement be considered part of an unfunded arrangement maintained primarily to provide supplemental retirement benefits for a select group of highly compensated or management employees of Employer including the Employee (“Executive Plan”) for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Employer’s obligations under this Agreement shall be that of an unfunded unsecured promise to provide the benefits to the Employee set forth herein, and, except for the contributions, if any, to a secular trust to be established by the Employee as grantor, the Employee and the Employee’s beneficiaries shall be unsecured general creditors with respect to any benefits provided under the terms of this Agreement. The Employee is fully advised of the Employer’s financial status and has had substantial input into the design and operation of the Executive Plan; and

NOW, THEREFORE, in consideration of services to be performed by the Employee in the future as well as of the mutual promises and covenants herein contained, the Employee and the Employer agree as follows:

I.	EMPLOYMENT

Although this Agreement is intended to provide the Employee with an additional incentive to remain in the employ of the Employer, this Agreement shall not be deemed to constitute a contract of employment between the Employee and the Employer nor shall any provision of this Agreement restrict or expand the right of the Employer to terminate the Employee’s employment. This Agreement shall have no impact or effect upon any separate employment agreement that the Employee may have with the Employer, written or otherwise; it being the parties’ intention and agreement that unless this Agreement is specifically referenced in any such employment agreement (or any modification thereto), this Agreement (and the Employer’s obligations hereunder) shall stand separate and apart from, and shall have no effect upon, or be affected by, the terms and provisions of any such employment agreement.

II.	ADDITIONAL BENEFIT

The supplemental compensation benefits provided by this Agreement are granted by the Employer as an additional benefit to the Employee and are not part of any Salary reduction plan or an arrangement deferring a bonus or a salary increase. The Employee has no option to take any current payment or bonus in lieu of these supplemental compensation benefits except as set forth hereinafter. No death benefits are provided under this Agreement, except for any Supplemental Benefits provided through a secular trust pursuant to Paragraph IX. No benefits, other than any Supplemental Benefits provided through a secular trust pursuant to Paragraph IX, are payable under this Agreement following the death of the Employee to any beneficiary, devisee, heir, successor or estate.

III.	NORMAL RETIREMENT DATE AND EARLY RETIREMENT DATE

A.	Normal Retirement Date:

“Normal Retirement Date” shall mean the first day of the month following the Employee’s termination of employment with Employer other than by reason of Cause (as defined in Subparagraph VII.C below) or the Employee’s death, provided that the Employee remains in continuous active employment with the Employer through the date on which the Employee attains age sixty-two (62) years.

B.	Early Retirement Date:

“Early Retirement Date” shall mean the first day of the month following the Employee’s termination of employment with Employer prior to the Employee attaining age sixty-two (62) years, other than by reason of Cause (as defined in Subparagraph VII.C below) or the Employee’s death, provided that the Employee remains in continuous active employment with the Employer through the date on which the Employee attains age fifty-nine and one-half (59 1/2) years.

IV.	NORMAL RETIREMENT BENEFIT

If the Employee’s employment with the Employer terminates upon the Normal Retirement Date, the Employer shall pay the Employee an annual benefit equal to One Hundred Sixty One Thousand and 00/100th Dollars ($161,000.00). Said benefit shall be paid in equal monthly installments of Thirteen Thousand Four Hundred Seventeen and 00/100th Dollars ($13,417.00) (each 1/12 of the annual benefit) on the first day of each month beginning with the Normal Retirement Date and continuing through the first day of the month in which the Employee’s death occurs. The annual and monthly benefit amounts set forth above shall be increased by three percent (3%) on the first anniversary of the Normal Retirement Date, and the adjusted annual and monthly benefit amounts shall be increased by three percent (3%) each year thereafter on each subsequent anniversary of the Normal Retirement Date.

V.	EARLY RETIREMENT BENEFIT

If the Employee’s employment with the Employer terminates upon the Early Retirement Date, the Employer shall pay the Employee an annual benefit equal to the Applicable Percentage (as defined in and determined as of the Employee’s last day of active employment in accordance with Paragraph VI) of the annual normal retirement benefit amount specified in Paragraph IV reduced by a factor of five-twelfths of one percent (5/12%) per month for each month that the Early Retirement Date precedes the first day of the month following the month in which the Employee attains age sixty-two (62) years. Said benefit shall be paid in equal monthly installments (each 1/12 of the annual benefit) on the first day of each month beginning with the Early Retirement Date and continuing through the first day of the month in which the Employee’s death occurs. These annual and monthly benefit amounts shall be increased by three percent (3%) on the first anniversary of the Early Retirement Date, and the adjusted annual and monthly benefit amounts shall be increased by three percent (3%) each year thereafter on each subsequent anniversary of the Early Retirement Date.

Example: Assuming that the Applicable Percentage is 100%, and the Early Retirement Date is the first day of the month following the month in which the Employee attains age sixty (60) years, the early retirement benefit would be 10% (5/12 % x 24 months) less than the normal retirement benefit specified in Paragraph IV.

VI.	APPLICABLE PERCENTAGE

The term “Applicable Percentage” shall mean that percentage listed on Schedule “A” attached hereto that is adjacent to the last calendar year end through which the Employee has remained in continuous active employment with the Employer immediately prior to the Employee’s termination of employment with the Employer following the date of this Agreement.

VII.	OTHER TERMINATION OF EMPLOYMENT

A.	Termination by the Employer without Cause:

If the Employee’s employment is terminated by the Employer without Cause (as defined in Subparagraph VII.C below) prior to the date on which the Employee attains age fifty-nine and one-half (59 1/2) years, and such termination is not subject to the provisions of Paragraph VIII below, the Employee shall be entitled to be paid a retirement benefit that is the Applicable Percentage (as defined in and determined as of the Employee’s last day of active employment in accordance with Paragraph VI) of the amount specified in Paragraph IV and in the form and duration specified in Paragraph IV, commencing on the first day of the month following the date on which the Employee attains age sixty-two (62) years.

B.	Voluntary Termination by the Employee:

If the Employee voluntarily terminates his or her employment with the Employer prior to the date on which the Employee attains age fifty-nine and one-half (59 1/2) years, and such termination is not subject to the provisions of Paragraph VIII below, then

(i)	If the Applicable Percentage (as defined in and determined as of the Employee’s last day of active employment in accordance with Paragraph VI) is one hundred percent (100%), the Employee shall be entitled to be paid a retirement benefit in the amount, form and duration specified in Paragraph IV, commencing on the first day of the month following the date on which the Employee attains age sixty-two (62) years.

(ii)	If the Applicable Percentage (as defined in and determined as of the Employee’s last day of active employment in accordance with Paragraph VI) is less than one hundred percent (100%), the Employee shall not be entitled to receive any retirement benefits under this Agreement.

C.	Termination by the Employer for Cause:

If the Employee’s employment is terminated by the Employer for Cause at any time, the Employee shall not be entitled to receive any retirement benefits under this Agreement.

The term “Cause” shall mean any of the following that has a material adverse effect upon the Employer:

(i)	The Employee’s deliberate violation of any state or federal banking or securities law; or

(ii)	The Employee’s deliberate violation of the Bylaws, rules, policies or resolutions of the Employer; or

(iii)	The Employee’s deliberate violation of the rules or regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Employer; or

(iv)	The Employee’s conviction of any felony; or

(v)	The Employee’s conviction of a crime involving moral turpitude, fraudulent conduct or dishonest conduct.

D.	Termination by Reason of the Employee’s Disability Prior to Age 62:

In the event the Employee’s employment with the Employer terminates as the result of the Employee’s Disability prior to the Employee attaining age sixty-two (62) years, the Employee shall be entitled to be paid a normal retirement benefit in the amount, form and duration specified in Paragraph IV, commencing on the first day of the month following the Employee’s attaining age sixty-two (62) years. In the event the Employee’s employment with the Employer terminates as the result of the Employee’s Disability prior to the Employee attaining age sixty-two (62) years, the Employee may elect to receive an early retirement benefit (in lieu of the normal retirement benefit) in the amount (but not less than $0), form and duration determined under Paragraph V, except that the Applicable Percentage shall be deemed to be 100%, commencing on the first day of any month elected by the Employee following the Employee’s termination of employment with Employer (even if prior to the Employee’s attaining age fifty-nine and one-half (59 1/2) years). The Employee shall make any such election in writing delivered to the Employer or its successor not later than the earlier of (a) six (6) months prior to the termination of the Employee’s employment with Employer or (b) one (1) year prior to the date on which the early retirement benefit is to commence. Any election made after the earlier of such dates shall not take effect, and the last such election, if any, made on or before the earlier of such dates shall be effective.

The term “Disability” shall have the same meaning given such term in any policy of long-term disability insurance maintained by the Employer for the benefit of its employees including the Employee at the time of the Employee’s termination of employment. In the absence of such a long-term disability insurance policy, the term “Disability” shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of the Employee’s duties on behalf of the Employer for at least ninety (90) days.

VIII.	CHANGE IN CONTROL

A.	Definition of Change In Control:

The term “Change in Control” shall mean the first to occur of any of the following events:

(i)	Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the capital stock of the Employer entitled to vote in the election of directors, other than a group of two or more persons not (1) acting in concert for the purpose of acquiring, holding or disposing of such stock or (2) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Employer which requires the reporting of any change in control;

(ii)	During any period of not more than two (2) consecutive years during which the Employer continues in existence, not including any period prior to the effective date of this Agreement, individuals who, at the beginning of such period, constitute the Board of Directors of the Employer, and any new director (other than a director designated by a person who has entered into an agreement with the Employer to effect a transaction described in clause (i), (iii), (iv) or (v) of this Subparagraph VIII.A) whose appointment to such Board of Directors or nomination for election to such Board of Directors was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of such Board of Directors;

(iii)	The effective date of any consolidation or merger of the Employer (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (a) a consolidation or merger of the Employer in which the holders of the voting capital stock of the Employer immediately prior to the consolidation or merger hold more than fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (b) a consolidation or merger of the Employer with one or more other persons that are within a “controlled group of corporations” (as that term is defined in section 1563 of the Internal Revenue Code of 1986, as amended (the “Code”)) in which the Employer is a member (or for noncorporate entities have a similar relationship to the Employer) immediately prior to the consolidation or merger;

(iv)	The shareholders of the Employer approve any plan or proposal for the liquidation or dissolution of the Employer; or

(v)	The shareholders of the Employer approve the sale or transfer of substantially all of the Employer’s assets respectively, to one or more persons that are not within a “controlled group of corporations” (as that term is defined in section 1563 of the Code) in which the Employer is a member (or for noncorporate entities do not have a similar relationship to the Employer) immediately prior to the sale or transfer.

B.	Termination by the Employer in Connection with a Change in Control:

(i)	In the event the Employee’s employment with the Employer is terminated by the Employer “in connection with a Change in Control” (as defined below), the Employee shall be entitled to be paid a normal retirement benefit in the amount, form and duration specified in Paragraph IV, commencing on the first day of the month following the later of the Employee’s termination of employment with Employer or the Employee’s attaining age sixty-two (62) years. In the event the Employee’s employment with the Employer is terminated by the Employer “in connection with a Change in Control” (as defined below), the Employee may elect to receive an early retirement benefit (in lieu of the normal retirement benefit) in the amount, form and duration determined under Paragraph V, except that the Applicable Percentage shall be deemed to be 100%. Such early retirement benefit shall commence on the first day of any month elected by the Employee following the later of the Employee’s termination of employment with Employer or the Employee’s attaining age fifty-nine and one-half (59 1/2) years. The Employee shall make any such election in writing delivered to the Employer or its successor not later than the earlier of (a) six (6) months prior to the termination of the Employee’s employment with Employer or (b) one (1) year prior to the date on which the early retirement benefit is to commence. Any election made after the earlier of such dates shall not take effect, and the last such election, if any, made on or before the earlier of such dates shall be effective.

(ii)	For purposes of this Paragraph VIII, a termination shall be deemed to be “in connection with a Change in Control” if, within two (2) years following the occurrence of a Change in Control: (a) the Employee’s employment with the Employer is terminated by the Employer other than a Termination for Cause; or (b) by reason of the Employer’s actions, any adverse and material change occurs in the scope of the Employee’s position, responsibilities, duties, salary, benefits or location of employment; or (c) the Employer causes an event to occur which reasonably constitutes or results in a demotion, a significant diminution of responsibilities or authority, or a constructive termination (by forcing a resignation or otherwise) of the Employee’s employment.

C.	Section 280G Benefits Adjustment:

If all or any portion of the amounts payable to the Employee under this Agreement, either alone or together with other payments which the Employee has the right to receive from the Employer, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Employer (and its successor) shall increase the amounts payable under this Agreement to the extent necessary to afford the Employee substantially the same economic benefit under this Agreement as the Employee would have received had no such excise tax been imposed on the payments due the Employee under this Agreement. The determination of the amount of any such excise taxes shall be made initially by the independent accounting firm employed by the Employer immediately prior to the occurrence of the event constituting a Change in Control.

If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable to the Employee is greater than the amount initially so determined, then the Employer (or its successor) shall pay to the Employee an amount equal to the sum of (i) such additional excise taxes, and (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) an amount necessary to reimburse the Employee substantially for any income, excise or other taxes payable by the Employee with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii).

IX.	SUPPLEMENTAL BENEFIT THROUGH SECULAR TRUST

In addition to the retirement, termination and Change in Control benefits described in Paragraphs IV, V, VII and VIII above, the Employer shall provide to Employee or Employee’s beneficiary the supplemental benefits specified in Schedule “C” of this Agreement (the “Supplemental Benefits”). The Employee will be establishing a secular trust, identified as the Byron Scordelis Secular Trust Agreement, the form of which is attached hereto as Schedule “D” (the “Trust”). The Employer shall make contributions to the Trust as specified in Schedule “C” of this Agreement. The contributions shall be deposited into an account, which constitutes the Trust Fund as defined in the Trust. Notwithstanding anything, contained herein to the contrary, the Trust Fund shall not be subject to the claims of the Employer’s general creditors except as may be expressly stated in the Trust. In the event of a conflict between the provisions of the Trust and this Agreement, the provisions of the Trust shall control.

X.	RESTRICTIONS ON FUNDING

Except as provided in Paragraph IX above, the Employer shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Employee, and any successor in interest, shall be and remain simply a general creditor of the Employer in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Employer reserves the absolute right, at its sole discretion, either to set aside, earmark or entrust assets relating to the obligations undertaken by this Agreement or to refrain from setting aside, earmarking or entrusting any such assets, and to determine the extent, nature and method of such setting aside, earmarking or entrusting. Should the Employer elect to set aside, earmark or entrust assets relating to this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Employer reserves the absolute right, in its sole discretion, to dispose of such assets, to discontinue making payments related to such assets, or otherwise to terminate any arrangement by which such setting aside, earmarking or entrusting is made, at any time, in whole or in part. At no time shall any Employee have any lien, right, title or interest in any specific investment or assets of the Employer.

If the Employer elects to invest in a life insurance, disability or annuity policy on the life of the Employee, then the Employee shall assist the Employer by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

Notwithstanding anything hereinabove to the contrary, the Employer and the Employee acknowledge and agree that the Employer shall establish, not later than the effective date of any Change in Control that may occur, a Rabbi Trust or multiple Rabbi Trusts (collectively, the “Trust”) upon such terms and conditions as the Employer in its sole discretion deems appropriate and in compliance with applicable provisions of the Code in order to permit the Employer to make contributions and/or transfer assets to the Trust to discharge its obligations pursuant to this Agreement. The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Employer to be used exclusively for discharge of the Employer’s obligations pursuant to this Agreement, except that the principal of the Trust and any earnings thereon shall continue to be subject to the claims of the Employer’s general creditors until paid to the Employee in such manner and at such times as specified in this Agreement.

XI.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

The Employee shall have no power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Employee, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Employee attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, such attempted assignment, commutation, hypothecation, transfer or disposal of the benefits shall be void, and the Employer shall have no obligation to make any payment pursuant to it.

B.	Binding Obligation of the Employer and any Successor in Interest:

The Employer shall not merge or consolidate into or with another entity or sell substantially all of its assets to another entity, firm or person until such entity, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Employer under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Employee, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Employee and the Employer.

D.	Gender:

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as being in others of the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Employee Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Employee to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Employer’s existing or future compensation structure. However, any payments made under this Agreement shall not constitute compensation for purposes of determining benefits under any other plan or arrangement.

F.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of California, other than those laws denominated choice of law rules and except to the extent that state law is preempted by ERISA or other federal law, and, where applicable, shall be governed by the rules and regulations of the California Commissioner of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors and the Office of the Comptroller of the Currency.

H.	12 U.S.C. § 1828(k):

Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

I.	Entire Agreement:

This Agreement, including the schedules and exhibits attached hereto and incorporated herein by this reference, contains all of the covenants and agreement, and supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement. Each party to this

Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

J.	Partial Invalidity:

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and this Agreement shall remain in full force and effect notwithstanding such partial invalidity.

K.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Employer to discharge the Employee, or restrict the right of the Employee to terminate employment.

L.	Notices:

Any notice required or permitted of either the Employee or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer:	Greater Bay Bancorp
1870 Broadway
Redwood City, CA 94063
Attention: Human Resources

If to the Employee:	Byron A. Scordelis
address

M.	Opportunity To Consult With Independent Advisors:

The Employee acknowledges that the Employee has been afforded the opportunity to consult with independent advisors of his or her choosing, including, without limitation, legal counsel, accountants and tax advisors, regarding (i) the benefits granted to the Employee under the terms of this Agreement, (ii) the terms and conditions which may affect the amount of and the Employee’s right to these benefits, (iii) the benefits Employee is waiving under prior plans and agreements, and (iv) the personal tax effects of the benefits granted to the Employee under the terms of this Agreement, including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Employee acknowledges and agrees shall be the sole responsibility of the Employee notwithstanding any other term or provision of this Agreement. The Employee further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Employee and further specifically waives any right for the Employee and his or her heirs, beneficiaries, legal representatives, agents, successors, and assigns to claim or assert liability on the part of the Employer related to the matters described above in this subparagraph. The Employee further acknowledges and agrees that the Employee has read, understands and consents to all of the terms and conditions of this Agreement, and that the Employee enters into this Agreement with a full understanding of its terms and conditions.

XII.	ADMINISTRATIVE PROVISIONS AND CLAIMS PROCEDURE

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of the Executive Plan, of which this Agreement is a part, shall be Greater Bay Bancorp until its resignation or removal by the Employer’s Board of Directors. As Named Fiduciary and Plan Administrator, Greater Bay Bancorp shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary and Plan Administrator shall have sole discretion and authority to interpret the Executive Plan and this Agreement and to decide all questions regarding eligibility for and the amount of any benefits to be provided under the Executive Plan and this Agreement. The Named Fiduciary and Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure:

In the event a dispute arises over benefits under the Executive Plan or this Agreement and benefits are not paid to the Employee and a claimant feels that he or she is entitled to receive such benefits, then a written claim for benefits must be made to the Named Fiduciary and Plan Administrator named above. The Named Fiduciary and Plan Administrator shall give any such written claim a full and fair review. If the claim is denied, in whole or in part, the Named Fiduciary and Plan Administrator will furnish the claimant with a written notice of this denial. This written notice must be provided to the claimant within a reasonable period of time (generally 90 days) after the receipt of the claim by the Named Fiduciary and Plan Administrator. There may be times when this 90-day period will be extended. Such an extension may be made, however, only where there are special circumstances that are communicated to the claimant in writing within the initial 90-day period. If there is an extension, the Named Fiduciary and Plan Administrator will render a decision as soon as possible, but not later than 180 days after receipt by the Named Fiduciary and Plan Administrator of the written claim. The written notice of denial must provide a specific reason or reasons for such denial, specific reference to the provisions of the Executive Plan or this Agreement upon which the denial is based, and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary. The written notice of denial shall further indicate the additional steps to be taken by the claimant if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail act on the claim within the initial 90-day period or any extension thereof. If the claimant does not request a review of the denial of his or her claim in accordance with the procedures set forth below, the decision of the Named Fiduciary and Plan Administrator on such claim shall be final and binding on all parties.

C.	The Claims Review Procedure:

If a claim for benefits is denied or deemed denied, and the claimant desires a second review, the claimant must file a request for review, in writing, with the Named Fiduciary and Plan Administrator. SUCH A REQUEST FOR REVIEW MUST BE SUBMITTED NO LATER THAN 60 DAYS AFTER THE CLAIMANT RECEIVES WRITTEN NOTIFICATION OF THE DENIAL OF THE ORIGINAL CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF THE ORIGINAL CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF THE CLAIM. The claimant may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Named Fiduciary and Plan Administrator. The Named Fiduciary and Plan Administrator will give the request for review a full and fair review. If the claim is denied on such second review, the Named Fiduciary and Plan Administrator will provide you with written notice of this denial within 60 days of the Named Fiduciary and Plan Administrator’s receipt of the written request for review. There may be times when this 60-day period may be extended. Such an extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the initial 60-day period. If there is an extension, a decision shall be made as soon as possible, but not later than 120 days after receipt by the Named Fiduciary and Plan Administrator of your claim for review. The Named Fiduciary and Plan Administrator’s decision on your request for review will be communicated to you in writing and will include specific references to the pertinent provisions of the Executive Plan or this Agreement on which the decision is based. If the Named Fiduciary and Plan Administrator’s decision on review is not furnished to the claimant within the time limitations described above, the claim will be deemed denied on review. The decision of the Named Fiduciary and Plan Administrator on such a review shall be final and binding on all parties.

D.	Arbitration:

All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Named Fiduciary and Plan Administrator in its sole and absolute discretion, shall be resolved by binding arbitration before an arbitrator, selected by the mutual agreement of the parties, from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that an arbitrator, selected by the mutual agreement of the parties, from the American Arbitration Association (“AAA”), in San Francisco, California, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS, or if there are none, the commercial rules and procedures used or established by AAA. Notwithstanding anything to the contrary in the JAMS (or AAA) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Subparagraph XII.E below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA) unless required otherwise by applicable law. Any award rendered by JAMS (or AAA) shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Palo Alto, California, unless otherwise agreed to by the parties.

E.	Attorneys Fees:

In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

XIII.	DISCRETION OF THE BOARD TO ACCELERATE PAYOUT

Notwithstanding any of the other provisions of this Agreement, the Board of Directors of the Employer may, if determined in its sole and absolute discretion to be appropriate, accelerate the payment of the amounts due under the terms of this Agreement, provided that the Employee: (i) consents to the revised payment terms determined appropriate by the Employer’s Board of Directors; and (ii) does not negotiate or in anyway influence the terms of proposed altered/accelerated payment (said decision to be made solely by the Employer’s Board of Directors and offered to the Employee on a “take it or leave it” basis).

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

GREATER BAY BANCORP

/s/ Peggy Hiraoka	By:	/s/ John M. Gatto
Witness		John M. Gatto, Chairman Compensation Committee of the Board of Directors

/s/ Kimberly S. Burgess Witness		/s/ Byron A. Scordelis Byron A. Scordelis

SCHEDULE A

End of Year Prior to Termination	Applicable Percentage
12/31/01	0%
12/31/02	0%
12/31/03	0%
12/31/04	0%
12/31/05	0%
12/31/06	20%
12/31/07	40%
12/31/08	60%
12/31/09	80%
12/31/10	100%

SCHEDULE B

WAIVER OF PRIOR PLAN BENEFITS

Not Applicable

SCHEDULE C

SUPPLEMENTAL BENEFITS

In addition to the Employee Benefits specified elsewhere in this Agreement, the Employee shall be entitled to receive the following supplemental benefits (the “Supplemental Benefits”):

Secular Trust Defined Benefit. Provided that the Employee has not exercised the Employee’s withdrawal rights under the Trust, the Employer shall make pre-tax contributions to the Trust, pursuant to paragraph IX of the Agreement, based on the table below. Contributions shall be grossed up for the maximum marginal tax so that the net contribution made to the Trust shall have no incremental tax impact on the Employee. All taxes due on the contribution shall be considered. This will include (but not be limited to) the taxes outlined in the table below which are reflected in the table at the rates applicable as of the date of this Agreement but which will be applied in the gross up calculation based on the rates actually in effect at the time contributions are made to the Trust and taxes withheld.

Net Annual Contribution to Trust	Federal Tax Rate		State Tax Rate	FICA Tax Rate		Medicare Tax Rate
2003 $485,822	38.60	%*	9.30%	7.65	%**	1.45%
2004 $485,822
2005 $485,822
2006 $485,822
2007 $485,822
2008 $485,822
2009 $485,822
2010 $485,822

*	Reducing to 37.6% in 2004 and 2005 and 35% in 2006 and thereafter.
**	The Social Security portion of the FICA tax only applies in years where the Employee has not otherwise reached the maximum tax. The Medicare tax only applies in years where the Employee has otherwise reached the maximum non Medicare portion of the FICA tax.

The aggregate amount of the foregoing contributions shall be subject to adjustment, from time to time, to ensure that the Trust is adequately funded to afford the Employee with a projected defined benefit equal to the Applicable Percentage of One Hundred Forty Four Thousand Nine Hundred and 00/100th Dollars ($144,900.00) per annum for twenty-three (23) years commencing the year in which the Employee attains age sixty-two (62) with annual increases of 3% thereafter. In the event that contributions made by the Employer to the Trust as provided above are determined to be insufficient to fund the foregoing Supplemental Benefits, the Employer shall make such further contributions to the Trust as may be necessary to fund fully such Supplemental Benefits. Such determination and adjusting contributions, if required, may be made from time to time at the discretion of the Employer, but in all events not later than the date on which the Employee becomes eligible to begin receiving a retirement benefit under this Agreement. Provided that the foregoing final adjusting contribution, if required, has been made, the Employer shall have no obligation to make further contributions to the Trust once the Employee becomes eligible to begin receiving a retirement benefit under this Agreement.

Notwithstanding anything herein or in the Agreement to the contrary, the obligation of the Employer to make the contributions to the Trust as specified above shall terminate automatically upon the forfeiture or other termination of the Employee’s right to receive the a retirement benefit, as provided in this Agreement.

SCHEDULE D

SECULAR TRUST AGREEMENT

AMENDED AND RESTATED LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

THIS AGREEMENT, made and entered into effective the first day of May, 2004, by and between Greater Bay Bancorp, a California banking corporation (the “Employer”), and Byron A. Scordelis (the “Insured”) amends, replaces and restates the Life Insurance Endorsement Method Split Dollar Plan Agreement dated March 15, 2003.

Insurer:	Northwestern Mutual Life Insurance Company
Beneficial Life Insurance Company

Policy Number:

Policy Owner:	Greater Bay Bank N.A.

Insured:	Byron A. Scordelis

Relationship of Insured to Policy Owner:	Employee

Date of Policy:	April 19, 2004
March 21, 2003

Trust:	Rabbi Trust for the Employee Supplemental Compensation Benefits Agreement and the Amended and Restated Life Insurance Endorsement Method Split Dollar Plan Agreement

The respective rights and duties of the Employer and the Insured in the above-referenced policy shall be pursuant to the terms set forth below. This Agreement and the terms set forth below also shall apply to any other life insurance policy that the Employer designates as being subject to this Agreement in addition to, substitution for or replacement of the above-referenced policy.

I.	DEFINITIONS

Refer to the policy contract for the definition of terms not otherwise defined in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership of the policy shall reside in the Employer or in the Trustee for the Rabbi Trust for the Employee Supplemental Compensation Benefits Agreement and the Amended and Restated Life Insurance Endorsement Method Split Dollar Plan Agreement for the use of the Trust, the Insured and the Employer all in accordance with this Agreement. The Employer or the Trustee at the direction of the Employer may, to the extent of the Employer’s or the Trust’s interest, exercise the right to borrow or withdraw on the policy cash values. Where the Employer and the Insured (or assignee, with the consent of the Insured) mutually agree to increase life insurance coverage on the Insured under this Agreement either by the exercise of the right to increase the coverage under the subject policies or by the purchase of a new policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall be subject to the terms of this Agreement. The Employer or the Trustee at the direction of the Employer may sell, surrender or transfer ownership of the policy to the Insurer or any third party, provided that, in the event of any such sale, surrender or transfer prior to the termination of this Agreement, the Employer or the Trustee at the direction of the Employer replaces the policy with a life insurance policy or policies on the life of the Insured providing death benefits that are at least as much as that of the policy being replaced. The rights, duties and benefits of the Trust, the Employer and the Insured with respect to any such replacement policy shall be subject to the terms of this Agreement. At the request of the Employer, the Insured shall take any and all actions that the Employer determines may be reasonably necessary for the sale, surrender or transfer of the policy; the issuance of a replacement policy or policies; and the subjecting of the replacement policy or policies to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Employer may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Employer or the Trustee at the direction of the Employer shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force. If the policy contains a premium waiver provision, any such waived amounts shall be considered for all purposes of this Agreement to have been paid by the Employer.

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V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Employer or the Trustee at the direction of the Employer will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.	If the Insured is employed by the Employer at the time of death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to the lesser of Two Million Dollars ($2,000,000) or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds from the policy. The net-at-risk insurance portion is the total proceeds of the policy less the cash value of the policy.

B.	If the Insured’s employment with the Employer has terminated by reason of the Insured’s Disability prior to the Insured’s death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the portion of the proceeds described in Subparagraph VI.A above. The term “Disability” shall have the same meaning given such term in any policy of long-term disability insurance maintained by the Employer for the benefit of its employees including the Employee at the time of the Employee’s termination of employment. In the absence of such a long-term disability insurance policy, the term “Disability” shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of the Employee’s duties on behalf of the Employer for at least ninety (90) days.

C.	If the Insured’s employment with the Employer has terminated in connection with a Change in Control prior to the Insured’s death, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the portion of the proceeds described in Subparagraph VI.A above. A termination is “in connection with a Change in Control” if, within two (2) years following the occurrence of a Change in Control (as defined in Paragraph XV): (a) the Insured’s employment with the Employer is terminated by the Employer other than a termination for Cause; or (b) by reason of the Employer’s actions, any adverse and material change occurs in the scope of the Employee’s position, responsibilities, duties, salary, benefits or location of employment; or (c) the Employer causes an event to occur which reasonably constitutes or results in a demotion, a significant diminution of responsibilities or authority, or a constructive termination (by forcing a resignation or otherwise) of the Employee’s employment.

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D.	If the Insured’s employment with the Employer has been terminated prior to the Insured’s death, either by the Employer without Cause and not in connection with a Change in Control or by the Insured after the earlier of the Insured’s attaining age fifty-nine and one-half (59 1/2) or the date on which the Applicable Percentage (as defined below) becomes one hundred percent (100%), the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the Applicable Percentage of the portion of the proceeds described in Subparagraph VI.A above. The term “Applicable Percentage” shall mean that percentage listed on Schedule “A” attached hereto that is adjacent to the last calendar year end through which the Insured has remained in continuous active employment with the Employer immediately prior to the Insured’s termination of employment with the Employer following the date of this Agreement.

E.	If the Insured’s employment with the Employer has terminated under circumstances that would not entitle the Insured’s beneficiary(ies) to any proceeds from the policy pursuant to Subparagraph VI.A, B, C or D above and the Employer continues to maintain the policy after such termination (and the Employer shall have no obligation to maintain the policy after such termination), then the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to the lesser of Fifty Thousand Dollars ($50,000) or one hundred percent (100%) of the net-at-risk insurance portion of the proceeds from the policy. The net-at-risk insurance portion is the total proceeds of the policy less the cash value of the policy.

F.	The Employer shall be entitled to the remainder of such proceeds.

G.	The Employer and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Employer or the Trust shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Employer or the Trust and any applicable surrender charges.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Employer’s right and interest in any endowment proceeds or annuity benefits shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

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IX.	TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

A.	The Insured voluntarily terminates his or her employment with the Employer, other than by reason of Disability or a termination in connection with a Change in Control, prior to the earlier of (i) the date on which the Insured attains age fifty-nine and one-half (59 1/2) years and (ii) the date on which the Applicable Percentage (as defined in VI.D above) becomes one hundred percent (100%).

B.	The Employer terminates the Insured’s employment with the Employer for Cause. The term “Cause” shall mean any of the following that has a material adverse effect upon the Employer: (i) the Insured’s deliberate violation of any state or federal banking or securities law; or (ii) the Insured’s deliberate violation of the Bylaws, rules, policies or resolutions of the Employer; or (iii) the Insured’s deliberate violation of the rules or regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Employer; or (iv) the Insured’s conviction of any felony; or (v) the Insured’s conviction of a crime involving moral turpitude, fraudulent conduct or dishonest conduct.

Upon such termination, the Insured (or assignee) shall have a ninety (90) day option to receive from the Employer or the Trustee at the direction of the Employer an absolute assignment of the policy in consideration of a cash payment to the Employer, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

A.	The Employer’s and Trustee’s shares of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

B.	The amount of the premiums that have been paid by the Employer or the Trustee at the direction of the Employer prior to the date of such assignment.

If, within said ninety (90) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement. Notwithstanding the foregoing, if the Employer continues to maintain the policy after the termination of this Agreement (and the Employer shall have no obligation to maintain the policy after the termination of this Agreement), then, upon the Insured’s death, the

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Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the portion of the proceeds described in Subparagraph VI.E above, and this Agreement shall continue in effect only for the limited purpose of providing such benefit. The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Employer, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Employer, their heirs, successors, personal representatives and assigns.

XII.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.	Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Endorsement Method Split Dollar Agreement shall be Greater Bay Bancorp until its resignation or removal by the Employer’s Board of Directors. As Named Fiduciary and Plan Administrator, Greater Bay Bancorp shall be responsible for the management, control, and administration of the Split Dollar Plan established herein. The Named Fiduciary and Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

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C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting Benmark, Inc. (800-544-6079). When the Named Fiduciary or a beneficiary has a claim which may be covered under the provisions described in the insurance policy, he or she should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Named Fiduciary or beneficiary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check or checks will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary or the beneficiary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary or the beneficiary is dissatisfied with the denial of the claim and wishes to contest such claim denial, it should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

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XV.	CHANGE IN CONTROL

The term “Change in Control” shall mean the first to occur of any of the following events:

A.	Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the capital stock of the Employer entitled to vote in the election of directors, other than a group of two or more persons not (1) acting in concert for the purpose of acquiring, holding or disposing of such stock or (2) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Employer which requires the reporting of any change in control;

B.	During any period of not more than two (2) consecutive years during which the Employer continues in existence, not including any period prior to the effective date of this Agreement, individuals who, at the beginning of such period, constitute the Board of Directors of the Employer, and any new director (other than a director designated by a person who has entered into an agreement with the Employer to effect a transaction described in clause (A), (C), (D) or (E) of this Paragraph XV) whose appointment to such Board of Directors or nomination for election to such Board of Directors was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of such Board of Directors;

C.	The effective date of any consolidation or merger of the Employer (after all requisite shareholder, applicable regulatory and other approvals and consents have been obtained), other than (a) a consolidation or merger of the Employer in which the holders of the voting capital stock of the Employer immediately prior to the consolidation or merger hold more than fifty percent (50%) of the voting capital stock of the surviving entity immediately after the consolidation or merger or (b) a consolidation or merger of the Employer with one or more other persons that are within a “controlled group of corporations” (as that term is defined in section 1563 of the Internal Revenue Code of 1986, as amended (the “Code”)) in which the Employer is a member (or for noncorporate entities have a similar relationship to the Employer) immediately prior to the consolidation or merger;

D.	The shareholders of the Employer approve any plan or proposal for the liquidation or dissolution of the Employer; or

E.	The shareholders of the Employer approve the sale or transfer of substantially all of the Employer’s assets to one or more persons that are not within a “controlled group of corporations” (as that term is defined in section 1563 of

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the Code) in which the Employer is a member (or for noncorporate entities do not have a similar relationship to the Employer) immediately prior to the sale or transfer.

XVI.	AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Employer.

XVII.	EFFECTIVE DATE

The Effective Date of this Agreement shall be May 1, 2004.

XVIII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XIX.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of California, other than those laws denominated choice of law rules and except to the extent that state law is preempted by ERISA or other federal law, and, where applicable, shall be governed by the rules and regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors and the Office of the Comptroller of the Currency.

Executed at Palo Alto, CA this 20 day of September, 2004

GREATER BAY BANCORP

/s/ Peggy Hiraoka	By:	/s/ John M. Gatto
Witness		John M. Gatto, Chairman Compensation Committee of the Board of Directors

/s/ Kimberly S. Burgess Witness		/s/ Byron A. Scordelis Byron A. Scordelis

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SCHEDULE A

End of Year Prior to Termination	Applicable Percentage
December 31, 2001	0%
December 31, 2002	0%
December 31, 2003	0%
December 31, 2004	0%
December 31, 2005	0%
December 31, 2006	20%
December 31, 2007	40%
December 31, 2008	60%
December 31, 2009	80%
December 31, 2010	100%

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